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                                                                       EXHIBIT 5

                     [On the letterhead of Allen & Gledhill]

Chartered Semiconductor Manufacturing Ltd,
60, Woodlands Industrial Park D,
Street 2,
Singapore 738406.                                               October 25, 1999

Dear Sirs,

1. We have acted as Singapore legal advisers to Chartered Semiconductor Manufacturing Ltd (the "Company"), a company organised under the laws of Singapore, in connection with a registration statement on Form F-1 filed by the Company with the Securities and Exchange Commission ("SEC") in the United States on 4 October 1999 (as amended, the "Registration Statement"), for the registration under the United States Securities Act of 1933, as amended, of ordinary shares of the Company (the "Shares") directly or in the form of American Depository Shares representing Ordinary Shares.

2. We have examined the Memorandum of Association and Articles of Association of the Company, such records of the corporate proceedings of the Company as we have deemed relevant, the Registration Statement, the proposed form of the U.S. Underwriting Agreement (the "U.S. Underwriting Agreement") to be entered into between (1) the Company and (2) Salomon Smith Barney Inc. (for itself and the other several U.S. Representatives and U.S. Underwriters), the proposed form of the International Underwriting Agreement (the "International Underwriting Agreement") to be entered into between (1) the Company and (2) Salomon Brothers International Limited (for itself and the other International Representatives and International Underwriters) and such other certificates, records and documents as we deemed necessary for the purposes of this opinion.

3. We have assumed:-

        (i) the genuineness of all signatures on all documents and the completeness, and the conformity to original documents, of all copies submitted to us; and

        (ii) that copies of the Memorandum and Articles of Association and the Certificate of Incorporation of the Company submitted to us for examination are true, complete and up-to-date copies.

4. Based upon and subject to the foregoing, and subject to any matters not disclosed to us, we are of the opinion that the Shares will be duly authorised and, upon the issue of share certificates representing the Shares in accordance with the Articles of Association of the Company against payment for the Shares, the Shares will be


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validly issued, fully paid and non-assessable. For the purposes of this opinion we have assumed that the term "non-assessable" in relation to the Shares to be offered means under Singapore law that holders of such Shares, having fully paid up all amounts due on such Shares as to nominal amount and premium thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Shares.

5. The statements in the Registration Statement under the caption "Taxation - Singapore Taxation" insofar as such statements relate to Singapore tax matters currently applicable to holders of Shares who are non-residents of Singapore fairly summarises the material Singapore tax matters and consequences of owning the shares of such holders.

6. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name under the captions "Risk Factors - It may be difficult for you to enforce any judgment obtained in the United States against us or our affiliates", "Taxation - Singapore Taxation" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended or the rules and regulations of the SEC thereunder.

                                             Yours faithfully,

                                             /s/  Allen & Gledhill